                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         BALDWIN PIANO & ORGAN COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

              Kenneth W. Pavia, Sr./Bolero Investment Group, L.P.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            BOLERO INVESTMENT GROUP
                            -----------------------
                PROPOSES NOMINEES FOR BALDWIN PIANO & ORGAN CO.
                -----------------------------------------------
                              BOARD OF DIRECTORS
                              ------------------

                        Bolero proposes 5 new Directors
                        -------------------------------

          Hilton Head Island, SC. October 19, 1996---Bolero Investment Group L.P. has announced its intent to propose five nominees to stand for election as members of the Board of Directors of Baldwin Piano & Organ Company at the 1997 Annual Meeting of Shareholders of the Company. On October 19, 1996, Kenneth W. Pavia, Sr., the general partner of the Partnership, submitted a letter to Ms. Karen Hendricks, CEO of Baldwin, outlining the nominees and some of their qualifications. The nominees are:

     1. The Honorable John West. Governor West served as Governor of South Carolina from 1970 through 1976 and Ambassador to Saudi Arabia from 1977 through 1981. Currently he serves on the Board of Directors of Seibels Bruce Group Inc. and on the board of Donaldson, Lufkin & Jenrette.

     2. Mr. Edward McDonnell. Mr. McDonnell currently serves on the Board of Directors of Seagrams Company LTD. He previously served on the board of MCA and was executive vice-president of the Pillsbury Company.

     3. Mr. Peter Cooper. Mr. Cooper is an attorney from New Zealand who previously served as Chief Executive Officer of L.D. Nathan & Co., Limited, the largest brewery and soft drink company in Australia/Asia. Currently, Mr. Cooper is owner of Cooper & Co., a private investment firm.

     4. Mr. David Harmon. Mr. Harmon is the president and chief executive officer of El Camino Resources, Ltd., the leading privately held equipment lessor in the United States. El Camino Resources currently has subsidiaries, offices and strategic alliances in Europe, Latin America, the Pacific Rim and the Far East.

     5. Dr. Robert Lippert. Dr. Lippert is a financial economist specializing in the design and implementation of financial strategies. He has a PH.D. in finance and served on the faculty of Rutgers University. Dr. Lippert has published a variety of articles in his field and is a native of Cincinnati, Ohio.

     This proposal is in addition to, and does not replace, the previous proposal submitted on September 13, 1996 that requested that the Board of Directors retain a reputable investment banker to explore all alternatives in enhancing the company's value, including a possible sale, merger or business combination involving the company.

                                    * * *


         Bolero Investment Group, L.P., Kenneth W. Pavia, Sr. and FHI, Inc.
and each of the nominees may be deemed to be participants in the solicitation of proxies. Bolero and FHI directly own 169,560 and 62,000 shares of Baldwin Common Stock, respectively. Mr. Pavia may be deemed to beneficially own such shares. None of the nominees beneficially owns any shares of Baldwin Common Stock, except that Mr. Cooper may be deemed to beneficially own 11,500 shares of Baldwin Common Stock held by Willowbrook Investments, a limited partnership, the general partner of which is a company controlled by Mr. Cooper. In addition, Governor West is a limited partner in Bolero, but disclaims beneficial ownership of shares of Baldwin Common Stock owned by Bolero.

Bolero Investment Group, L.P.

P.O. BOX 5208                                               1101 E. BALBOA BLVD.
HILTON HEAD ISLAND, SC 29938                        NEWPORT BEACH, CA 92661-1313
(803) 785-7730                                                    (714) 675-3850
(803) 686-2159 (FAX)                                        (714) 673-0434 (FAX)




November 21, 1996


Ms. Karen Hendricks
CEO
422 Wards Corner Rd.
Loveland, OH  45140-8390

Re:  Board of Directors

Dear Ms. Hendricks:

As previously stated, Bolero Investment Group, L.P. views its investment in Baldwin Piano & Organ Company as having the potential for significant growth. Factors which led to this optimism include the company having a rich and storied one hundred & thirty six year history; Baldwin being the remaining embodiment of American craftsmanship in the piano industry; a finance subsidiary as unique as it is venerable; and an instant brand recognition which the company has earned due to its past successes. When analyzing Baldwin's investment potential, it was difficult to ignore the similarities between Baldwin and companies such as Harley Davidson Inc. of the late 70's early 80's and their subsequent achievements.

Based on Bolero's perception of the opportunities and challenges confronting the company, the partnership proposes the following slate of directors to be presented to the shareholders at the 1997 Annual Meeting. The partnership believes that the shareholders would benefit from the election of five new independent directors to the Baldwin Board. This proposal is in addition to, and does not replace, the previous proposal submitted requesting that the Board retain a reputable investment banker to explore all alternatives in enhancing the company's value, including a possible sale, merger, or business combination involving Baldwin. These nominees bring a wealth of experience, specialized knowledge, enthusiasm and vigor that will be essential to Baldwin and are being proposed based on the partnership's reasoned belief that Baldwin would prosper under new board leadership. Therefore, this letter serves as notice that the Bolero Investment Group intends to nominate five individuals to stand for election as members of the Baldwin Board of Directors at the 1997 Annual Meeting of Shareholders of the Company. Set forth below is certain information concerning the nominees.

     1. Karen Hendricks. The Partnership would, if Ms. Hendricks consents nominate her to remain on the Board of Directors.

     2. The Honorable John West. Governor West served as Governor of South Carolina from 1970 through 1976 and Ambassador to Saudi Arabia from 1977 through 1981. Currently he serves on the Board of Directors of Seibels Bruce Group Inc. and on the board of Donaldson, Lufkin & Jenrette.

     3. Mr. Edward McDonnell. Mr. McDonnell currently serves on the Board of Directors of Seagrams Company LTD. He previously served on the board of MCA and was executive vice-president of the Pillsbury Company.

     4. Mr. Peter Cooper. Mr. Cooper is an attorney from New Zealand who previously served as Chief Executive Officer of L.D. Nathan & Co., Limited, the largest brewery and soft drink company in Australia/Asia. Currently, Mr. Cooper is owner of Cooper & Co., a private investment firm.

     5. Mr. David Harmon. Mr. Harmon is the president and chief executive officer of El Camino Resources, Ltd., the leading privately held equipment lessor in the United States. El Camino Resources currently has subsidiaries, offices and strategic alliances in Europe, Latin America, the Pacific Rim and the Far East.

     5. Dr. Robert Lippert. Dr. Lippert is a financial economist specializing in the design and implementation of financial strategies. He has a PH.D. in finance and served on the faculty of Rutgers University. Dr. Lippert has published a variety of articles in his field and is a native of Cincinnati, Ohio.

The Bolero Partnership's aspirations for Baldwin continue to include the unlocking of the company's inherent value in order to maximize its potential. We believe that the slate of directors would aid Baldwin in achieving this goal.

Sincerely,




Kenneth W. Pavia, G.P.